Exhibit 99.1

Pope Resources Announces Availability of 2012 Annual Report

POULSBO, Wash.--(BUSINESS WIRE)--April 25, 2013--Pope Resources (NASDAQ:POPE) announced today the availability of its 2012 Annual Report on its corporate website (http://www.poperesources.com/InvestorRelations.aspx). The Annual Report includes the President's Letter, together with other information required under Rules 14a-3 and 14a-16 and NASDAQ Rule 5250 (d)(1)(C).

Security holders are entitled to receive a copy of the Annual Report free of charge, and may receive a copy by contacting the Partnership’s Vice President and Chief Financial Officer at (360) 697-6626.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 196,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the same three states mentioned above. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156